EXHIBIT 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 United States

大成 Salans FMC SNR Denton McKenna Long
dentons.com

December 3, 2021

Board of Directors

SAB Biotherapeutics, Inc.

2100 East 54th Street North

Sioux Falls, South Dakota 57104

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by SAB Biotherapeutics, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission filed on December 3, 2021, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration of (a) the issuance of shares of common stock, par value of $0.0001 per share (the “Common Stock”), of the Company upon the exercise of warrants issued by the Company, and (b) the resale of Common Stock and warrants issued by the Company held by certain stockholders and holders of outstanding warrants of the Company (the “Selling Stockholders”), as follows:

(i)	the issuance of up to 208,600 shares of Common Stock (the “Private Warrant Shares”) upon the exercise of warrants issued in a private placement to Big Cypress Holdings LLC, in connection with the initial public offering of Big Cypress Acquisition Corp. (the “Private Warrants”);

(ii)	the issuance of up to 5,750,000 shares of Common Stock (the “Public Warrant Shares” and, together with the Private Warrant Shares, the “Warrant Shares”) upon the exercise of warrants issued in the initial public offering (together with the Private Warrants, the “Warrants;

(iii)	the resale of up to 14,434,301 shares of Common Stock (the “Selling Stockholder Shares”) by the Selling Stockholders named in the Prospectus or their permitted transferees, which consists of:

(a) 3,047,825 shares issued in a private placement to the Sponsor pursuant to the Securities Subscription Agreement, dated November 12, 2020

(b) 10,685,978 shares issued to Christine Hamilton, Director of SAB Biotherapeutics, Inc. (the “Company”)

(c) 244,373 shares issued to Ladenburg Thalmann & Co. Inc. (“Ladenburg”) and certain of its employees, and

(d) 247,525 shares issued to Chardan Capital Markets LLC (“Chardan”) and certain of its employees and designees.

We are delivering this opinion to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

SAB Biotherapeutics, Inc. December 3, 2021 Page 2	大成 Salans FMC SNR Denton McKenna Long dentons.com

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s Certificate of Incorporation, (ii) the Company’s By-Laws, (iii) the Registration Statement, including the Prospectus, (iv) corporate proceedings of the Company relating to the issuance of the Common Stock and the Warrants (v) the certificates evidencing the Warrants and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

Based upon the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that:

1.	The Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

2.	The Warrants constitute valid and binding obligations of the Company.

3.	The Selling Stockholder Shares other than any Warrant Shares included in the Selling Stockholder Shares are duly authorized, validly issued, fully paid and non-assessable. Any Warrant Shares included in the Selling Stockholder Shares, when issued and paid for in accordance with the terms of the Warrants, will be duly authorized, validly issued, fully paid and non-assessable..

The foregoing opinion is limited to laws of the State of New York and Delaware corporate law (which includes the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial opinions interpreting same), and we do not purport to express any opinion on the laws of any other jurisdiction.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons US LLP